AMERICAN SHARED HOSPITAL SERVICES

REPORTS FOURTH QUARTER AND 2011 RESULTS

San Francisco, CA -- March 15, 2012 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2011.

Fourth Quarter Results

For the three months ended December 31, 2011, revenue increased 8.4% to $4,500,000 compared to $4,152,000 for the fourth quarter of 2010. Net income for the fourth quarter of 2011 rose to $244,000, or $0.05 per share. This compares to net income of $40,000, or $0.00 per share, for the fourth quarter of 2010.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS increased 7.6% for the fourth quarter of 2011, and increased 7.1% for 2011, compared to the fourth quarter and 2010, respectively. The total number of procedures performed in AMS' Gamma Knife business increased 11.4% for this year's fourth quarter, and increased 4.8% for 2011, compared to the fourth quarter and 2010, respectively.

Gross margin for this year's fourth quarter decreased to 39.5% compared to 46.1% for the fourth quarter of 2010. This was primarily the result of an increase in depreciation expense associated with the upgrade of a number of Gamma Knife systems to Perfexion specifications during the past year. Gross margin also was affected to a lesser extent by the initiation of patient treatments during the quarter of the new devices supplied by AMS to St. Vincent's Medical Center in Jacksonville, Florida and Baskent University in Adana, Turkey.

Selling and administrative expenses for the fourth quarter of 2011 decreased 16.4% to $840,000 compared to $1,005,000 for the fourth quarter of 2010. Reflecting the addition of new Perfexion systems to AMS' Gamma Knife portfolio, interest expense increased to $613,000 for this year's fourth quarter compared to $562,000 for the fourth quarter last year.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), increased to $3,119,000 for the fourth quarter and $11,258,000 for 2011, compared to $2,159,000 for the fourth quarter and $8,211,000 for 2010.

Balance Sheet Highlights

At December 31, 2011, AMS cash, cash equivalents and certificates of deposit increased to $11,580,000 compared to $10,438,000 at December 31, 2010. Shareholders' equity at December 31, 2011 was $25,171,000, or $5.46 per outstanding share. This compares to shareholders' equity at December 31, 2010 of $23,044,000, or $5.01 per outstanding share.

Twelve Month Results

For the twelve months ended December 31, 2011, revenue increased to $22,221,000, consisting of medical services revenue of $17,237,000 and revenue from equipment sales of $4,984,000. This compares to medical services revenue of $16,675,000 for 2010. Net income for 2011 increased to $506,000, or $0.11 per diluted share, compared to net income for 2010 of $57,000, or 0.01 per diluted share.

In March 2011 AMS announced a contract to upgrade a Gamma Knife to Perfexion specifications at Lehigh Valley Hospital in Allentown, Pennsylvania. As part of this upgrade, AMS agreed to the early termination of the existing 10-year lease on the Gamma Knife system it supplied to Lehigh in 2004, and Lehigh agreed to purchase the Perfexion system. Pre-tax income from this transaction of $844,000 was recognized in the third quarter of 2011.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We are pleased with our fourth quarter growth, which featured initial revenue from our newest Perfexion site, St. Vincent's Medical Center, and the Elekta AxesseTM Radiosurgery system we supplied to the Kisla Campus of Baskent University under a contract announced in March, 2011. For sites in operation for more than one year, same site revenue increased 9% over the third quarter of 2011.

"Our strategy to upgrade many of our existing Gamma Knife sites to Gamma Knife Perfexion specifications, and to expand our base of Perfexion clients, is delivering the growth we are striving for. The higher throughput and increased clinical utility of the Perfexion units compared to the Gamma Knife units they replace is allowing us to realize significant incremental revenue within just a few months of installation. We expect this trend to continue. As a result, while higher depreciation expense associated with the new Perfexion units affected gross margin in the second half of 2011, gross margin should improve in 2012 with the additional gains in revenue we anticipate.

"In January, 2012, AMS entered into a contract to supply its twelfth Perfexion system in the United States to Sacred Heart Health System in Pensacola, Florida. Pending regulatory approval, patient treatments on this Perfexion system are expected to begin later this year. We are pleased to welcome Sacred Heart Health System as a new AMS client. We are seeing increased opportunities to place Gamma Knife Perfexions at new and existing AMS sites both in the U.S. and internationally." Dr. Bates noted that the Perfexion unit AMS will supply to Florence Nightingale Hospital Group in Istanbul, Turkey is expected to begin treating patients in the second quarter, and the Gamma Knife unit AMS will provide to Hospital Central FAP in Lima, Peru and the linear accelerator site in São Paulo, Brazil are expected to begin treating patients later this year.

Dr. Bates continued, "Also in January, 2012, Mevion Medical Systems, formerly Still River Systems, announced a $45 million investment in Mevion by a group of leading private venture capital firms. After this funding, AMS owns approximately 1% of Mevion, the manufacturer of the MEVION S250 Proton Therapy System. Proton therapy permits more precise dose targeting at predictable tissue depth than conventional X-rays, allowing the treatment of targets adjacent to critical structures without inadvertent damage. However, due to the high cost, large footprint, and technical complexity of traditional proton systems, the availability of proton therapy currently is limited. The MEVION S250 significantly reduces the cost, size and complexity to levels similar to other modern X-ray radiation therapy devices, and promises to bring accessibility, affordability and practicality to proton therapy.

"Just yesterday, Mevion announced that it has received CE Mark certification for the MEVION S250 Proton Therapy System. This important commercial milestone indicates that Mevion has completed its development in compliance with the European Union's Medical Device Directive. The CE Marking allows the MEVION S250 to be marketed, sold, and installed in the European Union and in any country recognizing CE Mark approval.

"AMS is developing proton therapy centers in Boston, Massachusetts, Orlando, Florida and Long Beach, California which are expected to employ the MEVION S250 proton therapy device. The MEVION S250 at Barnes Jewish Hospital in St. Louis is now producing a powerful 250 MeV energy beam. Mevion has filed a 510(k) application for marketing clearance with the FDA. We are also developing a two room proton therapy center in Dayton, Ohio.

"Finally, I am pleased to report that a U.S. patent has been allowed on a variety of technologies jointly owned by AMS and NBBJ LP, a leading global architecture and design firm, that are designed to increase efficiency and improve patient outcomes in the operating room. These technologies, which we will incorporate in our Operating Room for the 21st Century concept, have applications ranging from novel operating room lighting systems to innovative operating table design. We believe they have the potential to improve patient safety and comfort, surgical team efficiency and satisfaction, and enhance returns for healthcare institutions."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PST (3:00 p.m. EST) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 31962119.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Mevion Medical Systems, Inc., formerly Still River Systems, AMS also plans to complement these services with the MEVION S250 proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2010, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, Form 10-Q and 10-Q/A for the quarter ended June 30, 2011, and Form 10-Q for the quarter ended September 30, 2011, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 9, 2011.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 15, 2012
Fourth Quarter and 2011 Financial Results	Page 4

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010

Medical services revenue	$4,500,000	$4,152,000	$17,237,000	$16,675,000
Equipment sales	--	--	4,984,000	--
	4,500,000	4,152,000	22,221,000	16,675,000
Costs of revenue	2,716,000	2,237,000	10,078,000	9,466,000
Costs of equipment sales	6,000	--	4,146,000	--
Gross margin	1,778,000	1,915,000	7,997,000	7,209,000
Selling & administrative expense	840,000	1,005,000	4,041,000	4,240,000
Interest expense	613,000	562,000	2,367,000	2,104,000
Operating income	325,000	348,000	1,589,000	865,000
Other income	20,000	18,000	108,000	107,000
Income before income taxes	345,000	366,000	1,697,000	972,000
Income tax expense	(120,000)	115,000	208,000	166,000
Net income	$465,000	$251,000	$1,489,000	$806,000
Less: Net income attributable
to non-controlling interest	(221,000)	(211,000)	(983,000)	(749,000)
Net income attributable to
American Shared Hospital Services	$244,000	$40,000	$506,000	$57,000
Earnings per common share:
Basic	$0.05	$0.01	$0.11	$0.01
Assuming dilution	$0.05	$0.01	$0.11	$0.01

	Balance Sheet Data
	December 31,
	2011	2010

Cash and cash equivalents	$2,580,000	$1,438,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$17,615,000	$15,075,000
Investment in preferred stock	$2,656,000	$2,617,000
Total assets	$74,535,000	$65,340,000

Current liabilities	$9,944,000	$7,444,000
Shareholders' equity	$25,171,000	$23,044,000